Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES RECORD

FIRST FISCAL QUARTER 2013 SALES

Warren, PA. January 14/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the first fiscal quarter ended November 30, 2012.

Net sales for the fiscal quarter ended November 30, 2012 increased $13.1 million or 1.4% to $957.1 million from $944.0 million for the fiscal quarter ended November 30, 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a FIFO basis for the three months ended November 30, 2012 was $132.8 million, an increase of $7.0 million from $125.8 million for the three months ended November 30, 2011.

EBITDA on a LIFO basis for the three months ended November 30, 2012 was $114.3 million, a decrease of $7.5 million from $121.8 million for the three months ended November 30, 2011.

Net income for the fiscal quarter ended November 30, 2012 was $59.6 million, a decrease of $2.4 million from net income of $62.0 million for the first quarter ended November 30, 2011.

Net income and EBITDA includes $2.7 million of noncash losses on derivative contracts in the first quarter fiscal year 2013 and $51.3 million noncash gains on derivative contracts in the first quarter fiscal year 2012.

Retail sales increased by $16.0 million or 3.8% compared to the comparable period in fiscal 2012 from $420.3 million to $436.3 million reflecting increases in petroleum selling prices, offset by slight decreases in retail petroleum volume and merchandise sales.

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

Wholesale sales decreased during the fiscal quarter by $3.0 million or .6% compared to the comparable prior period from $523.7 million to $520.7 million reflecting a decrease in wholesale volume offset by an increase in wholesale selling prices.

As of November 30, 2012, the Company’s liquidity position included $183.8 million of cash and there were no borrowings against the $175.0 million Revolving Credit Facility.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended November 30,
	2012	2011
	Unaudited
Net Sales	$957,062	$944,031
Operating Income	$107,823	$115,990
Net Income	$59,647	$62,046
Income Tax Expense	$38,135	$43,114
EBITDA -LIFO Basis (A)	$114,272	$121,809

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended November 30,
	2012	2011
	Unaudited
Net (Loss) Income	$59,647	$62,046
Interest Expense	9,216	10,256
Income Tax Expense	38,135	43,114
Depreciation	5,007	4,637
Amortization	2,267	1,756

EBITDA – LIFO Basis	$114,272	$121,809

LIFO Inventory Adjustment	18,512	4,030

EBITDA – FIFO Basis	$132,784	$125,839

Noncash (Gain)/loss on Derivatives	2,684	(51,291)

Adjusted EBITDA – FIFO Basis	$135,468	$74,548

Adjusted EBITDA - LIFO Basis	116,956	70,518

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 360 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.